EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-86618 and 333-35901) of Amphenol Corporation of our report dated September 2, 2005 relating to the financial statements of Connection Systems, which appears in the Current Report on Form 8-K/A of Amphenol Corporation dated December 1, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 13, 2006